Exhibit 10.4

Mr. Notary,

Please enter in your Register of Public Instruments one of Surface Rights Agreement executed by the party of the first part, Cementos Pacasmayo S.A.A., identified with RUC No. 20419387658, indicating domicile at calle La Colonia No. 150, Urbanización El Vivero, Santiago de Surco, Lima, duly represented by Mr. Lino Abram Caballerino, identified with DNI No. 09137017, according to powers of attorney recorded under Entry A00001 in Item No. 11076338 of the Register of Companies of Lima, hereinafter “CPSAA,” and the party of the second part, Compañía Minera Ares S.A.C., identified with RUC No. 20192779333, indicating domicile at calle La Colonia No. 180, Urbanización El Vivero, Santiago de Surco, Lima, duly represented by Mr. Miguel Aramburú Álvarez Calderón, identified with DNI No. 07803239, according to powers of attorney recorded under Item No. 11348967 of the del Register of Companies of Lima, hereinafter “ARES”; under the following terms and conditions:

CLAUSE ONE: RECITALS.

1.1                                 CPSAA is the exclusive and excluding owner of 100% of the shares and rights in the lot with an area of 6,036 m², located at Calle La Colonia No. 180, Urbanización El Vivero, Santiago de Surco, Lima, recorded in Item No. 11256284 of the Register of Real Estate Property of Lima (hereinafter, the “Property”).

1.2                                 By mutual agreement the parties have identified in the Property a portion of 4,371.17 m², which has trapezoidal shape with two fronts at the corner, the main front being towards Calle La Colonia and the second towards Calle “Z” (hereinafter the “Lot”), with the following boundaries:

•                  On the front with Calle “Z” on 50.30 lm.

•                  To the right with Calle La Colonia on 68.72 lm.

•                  To the left with property of third parties on 120.06 lm.

•                  At the back with Lot 2 on 71.98 lm, owned by Cementos Pacasmayo S.A.A., as appears from Item No. 11256285 of the Register of Real Estate Property of Lima.

1.3                                On the signing date of this draft the parties have signed a Purchase and Sale Contract under which CPSAA transferred in real sale and alienation in perpetuity to ARES the title to the building constructed on the Lot whose construction declaration is recorded in Entry B00001 Item No. 11256284 of the Register of Real Estate Property of Lima (hereinafter the “Building”). Such being the case, it is expressly noted that the ownership of ARES concerning said Building preexists the constitution of the surface right hereunder.

In this sense, and given the signing of the contract mentioned in the previous paragraph, CPSAA acknowledges that on the signing date of this draft, ARES is the exclusive and excluding owner of the Building; it is expressly established that the surface right hereunder is constituted only for the Lot described in subitem 1.2 above, not including the constructions and/or masonry corresponding and/or making part of the Building or the area within the Property in excess of the Lot.

CLAUSE TWO: PURPOSE.

By this document, pursuant to article 1030 et seq. of the Civil Code, CPSAA constitutes in favor of ARES the surface right on the entire Lot, including the area found under the Building, common areas, perimeter fences and accessory areas; with express note that Lot is and will continue being property of CPSAA except if otherwise agreed.

Under the provisions of the previous paragraph, it is expressly established that the surface right constituted on the Lot in favor of ARES covers all its areas, giving ARES the broadest powers recognized by law, including the right to use, during the term of this contract, the Lot and the buildings and/or additional works found therein which are not part of the Building.

CPSAA expressly declares that the Lot on which the surface right is constituted in favor of ARES has no liens, attachment, encumbrance, easements or judicial or extrajudicial measure of any sort that may limit or restrict its free transferability, disposal or title; however, it undertakes to assure peaceful possession in the broadest manner indicated by law if necessary; all of which is recognized by CPSAA to constitute an essential and decisive condition for the execution and implementation of this contract.

CLAUSE THREE: TERM.

The surface right constituted in favor of ARES hereunder will have a term of ninety-nine (99) years from the signing date of this draft.

CLAUSE FOUR: CONSIDERATION AND PAYMENT TERMS.

4.1                                In consideration of the surface right constituted on the Lot in favor of ARES, the latter will pay to CPSAA an annual amount equivalent to 6% of the market value of the Lot, plus the value of the taxes and public services corresponding to the Lot pursuant to clause seven; with the need to add General Sales Tax, the consideration will accrue and be paid monthly proportionately. It is established that the market value of the Lot, which constitutes the basis for the calculation of the annual payment will be reviewed every three (3) years.

It is noted that on the signing date of this draft, the market value of the Lot is US$ 1,717,869.81 (One Million Seven Hundred Seventeen Thousand, Eight Hundred Sixty-Nine Dollars and 81/100), according to the appraisal carried out by BINSWANGER PERU, and which is an integral part hereof as Annex 1 and will serve to the parties for the correct interpretation of this contract, if necessary, as well as for the commercial support of the agreed price.

4.2                                The consideration indicated in the subitem 4.1 will be paid monthly in advance, at the latest on the eighteenth (18) of each month. It is noted that the annual amount established covers a period of twelve (12) complete months, in the sense that, since this contract is signed in February 2008, for this calendar year ARES will pay 11/12 of the established consideration.

CLAUSE FIVE:

The parties expressly, unequivocally and irrevocably agree that in case of termination of the contract for any reason before the expiration of the term indicated in Clause Three, ARES will keep the ownership of the Building without transferring it to the owner of the underlying Lot and/or the Property. Without prejudice to the above, it is established that at the end of this contract for any reason before the expiration of the term stipulated in Clause Three, the parties may agree to dispose and/or transfer the Building, the underlying Lot and/or the Property to one of them as they deem convenient.

CLAUSE SIX:

The parties expressly, unequivocally and irrevocably waive the actions of fraud, error, violence and any other measure of any nature or type intended to invalidate the legal effects of this legal act or of this document containing it. In any case, if a clause is declared null by final decision the others will keep their full validity to the extent that they do not substantially impair this contract and its effects on the parties.

CLAUSE SEVEN: TAXES AND PUBLIC SERVICES

ARES undertakes to assume the payment of the Municipal Taxes (taxes, contributions and fees) corresponding to the Lot pursuant to the law as well as any other tax created or to be created which is generated in connection with the Lot as of the signing date of this contract.

Concerning Land Tax, ARES undertakes to pay it in full starting in fiscal year 2009, inclusive.

Equally, as long as there are no independent surveyors for building, ARES undertakes to pay the cost of drinking water and light rendered to the Lot and generated after the signing of this contract.

CLAUSE EIGHT: EXPENSES.

All expenses for the execution of this contract, its entering into a public instrument and its recording with the Public Registers will be paid by ARES.

In turn, CPSAA undertakes to sign the public instrument originated by this draft at the request of ARES.

CLAUSE NINE: IMPROVEMENTS.

All improvements made in the Lot during the time of this contract will be covered by the provisions of the Civil Code.

CLAUSE TEN: RESOLUTION OF DISPUTES.

Any difference or disagreement arising between the contracting parties in connection with the execution, interpretation and/or implementation of this contract, which may not be resolved by mutual agreement will be submitted and resolved by arbitration under the law in the city of Lima, pursuant to the Regulation of Conciliation and Arbitration of the National and International Arbitration Center of the Chamber of Commerce of Lima, to whose regulations the parties expressly submit unconditionally, its award being final and not subject to appeal.

The arbitrators will be three, of whom each one of the parties will designate one and the two arbitrators so designated will appoint a third, who will preside the arbitral tribunal. If one of the parties fails to appoint an arbitrator within fifteen business days from receipt of the request from the party requiring arbitration, or within the same term of fifteen business days from the appointment of the last arbitrator by the parties, they do not agree on the third arbitrator, the missing arbitrator will be appointed at the request of either one of the parties by the National and International Arbitration Center of the Chamber of Commerce of Lima.

If, due to any circumstance, it is necessary to designate a substitute arbitrator, he will be designated by the same procedure indicated in the previous paragraph.

Arbitration costs and expenses will be paid by the losing party.

If one of the parties fails to comply with the award, it will have to pay to the other, without prejudice to complying, the amount determined by the arbitrators for such case.

In all aspects not provided in this clause, the rules contained in the General Arbitration Law, Law No. 26572 will apply.

For any intervention of the ordinary courts of justice in the arbitral mechanics, the parties expressly submit to the jurisdiction of the courts of Lima.

CLAUSE ELEVEN: DOMICILES.

Any communication or notification that must be issued to either one of the parties in connection with this contract will be deemed validly sent if it is addressed to the domiciles first indicated in this document.

Any modification in the domiciles indicated must be communicated to the other party at least ten (10) business days in advance. Otherwise, any communication or notification sent to the domiciles first indicated in this document will be deemed validly sent for all purposes.

CLAUSE TWELVE: AMENDMENT AND WHOLE CONTRACT.

12.1                           The stipulations of this contract may be excluded, expanded, changed or modified only by written document duly signed by the authorized representative of each of the parties.

12.2                           This contract contains the entire agreement between the parties and supersedes any prior negotiation, understanding and/or agreement between them concerning the purpose of this contract.

Lima, February 1, 2008.

CEMENTOS PACASMAYO S.A.A.	COMPAÑÍA MINERA ARES S.A.C.

Lino Abram Caballerino	Ignacio Bustamante Romero